EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-20964, No. 33-24364, No. 33-41604, No. 33-52473, No. 33-54402, No. 33-54404, No. 333-94945, No. 333-37823 and No. 333-37831 on Form S-8, in Post-Effective Amendment No. 1 to Registration Statement 33-25581 on Form S-8 and in Registration Statement No. 333-85967, No. 333-57508, No. 333-104560, No. 333-104559, 333-119067, 333-119069, 333-121506, 333-122342, and 333-122448, on Form S-3 of our reports dated March 11, 2005, relating to the financial statements and financial statement schedules of Weingarten Realty Investors and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Weingarten Realty Investors for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP
Houston, Texas
March 16, 2005